SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

June 5, 2007 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m., San Francisco Time

DATE	Tuesday, June 5, 2007

PLACE	Gap Inc. Headquarters
Two Folsom Street
San Francisco, California

ITEMS OF BUSINESS	■	Elect a Board of Directors.
	■	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on February 2, 2008.
	■	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on April 9, 2007 to vote at the Annual Meeting.

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote your shares by either:

a.	Completing and returning the enclosed proxy card;
b.	Using the toll-free telephone number on your proxy card, if you are in Canada or the United States; or
c.	Using the Internet by following the instructions on your proxy card.

If you vote by telephone or Internet (our preferred methods due to significant cost savings to us), you do not need to return your proxy card.

ADMISSION TO THE

ANNUAL MEETING	If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and photo identification with you to the meeting.

If you plan to attend the meeting and your shares are held in “street name” (your shares are held in a brokerage account), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy along with photo identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification. Please allow ample time for check-in.

By Order of the Board of Directors,

Lauri M. Shanahan

Corporate Secretary

April 26, 2007

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on June 5, 2007, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, and at any adjournment thereof.

This Proxy Statement and enclosed form of proxy were first sent to shareholders on or about April 26, 2007. References in this Proxy Statement to the “Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors; and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105.

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Shareholders with the Same Last Name and Address

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing, postage and administrative expenses, as well as natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105, or by calling us at (415) 427-4697.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call us at (415) 427-4697. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you hold your stock in “street name,” (your shares are held in a brokerage account), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 815,822,287 shares were outstanding at the close of business on April 9, 2007. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a plurality of the votes of the shares present, in person, or by proxy at the Annual Meeting and entitled to vote on the election of directors. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance, Nominating and Social Responsibility Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as routine matters. To the extent your brokerage firm votes your shares on your behalf on either of these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

Other Business

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 13, 2007, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2008, the shareholder must deliver it to the Company’s Corporate Secretary no later than December 27, 2007. Proposals must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2008 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on March 12, 2008, and no earlier than February 11, 2008 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, and other information required to be provided by the shareholder pursuant to the proxy rules of the Securities and Exchange Commission. If a shareholder fails to submit the notice by March 12, 2008, then the proposed business would not be considered at our Annual Meeting in 2008, due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2008 as to which the proponent fails to notify us on or before March 12, 2008. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com or by writing to our Corporate Secretary at that address.

PROPOSALS REQUIRING YOUR APPROVAL

PROPOSAL NO. 1 — Election of Directors

Nominees For Election As Directors

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance, Nominating and Social Responsibility Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age and principal occupation during at least the last five years, based on data furnished by each nominee.

= Committee Chair      = Committee Member

Nominee	Director Since	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Howard P. Behar, age 62. Executive of Starbucks Corporation, a coffee retailer, 1989-1999 and 2001-2002. Director of Shurgard Storage Centers, Inc. and Starbucks Corporation.	2003

Adrian D. P. Bellamy, age 65. Chairman, since 2002, and Executive Chairman, 2002-2006, of The Body Shop International plc, a personal care retailer. Chairman of Reckitt Benckiser plc. and Director of Williams-Sonoma, Inc.	1995

Domenico De Sole, age 63. President and Chief Executive Officer of Gucci Group NV, a luxury multi-brand company, 1995-2004. Director of Bausch & Lomb Incorporated, Delta Airlines, Inc., and Telecom Italia.	2004

= Committee Chair      = Committee Member

Nominee	Director Since	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Donald G. Fisher, age 78. Founder. Chairman Emeritus since 2004. Chairman of the Company, 1969-2004. Chief Executive Officer of the Company, 1969-1995. Director of The Charles Schwab Corporation. (Donald G. Fisher and Doris F. Fisher are husband and wife, and parents of Robert J. Fisher.)	1969

Doris F. Fisher, age 75. Founder. Merchandiser of the Company, 1969-2003. (Donald G. Fisher and Doris F. Fisher are husband and wife, and parents of Robert J. Fisher.)	1969

Robert J. Fisher, age 52. Interim President and Chief Executive Officer of the Company since January 2007. Chairman since 2004. Executive of the Company, 1992-1999. (Robert J. Fisher is the son of Donald G. and Doris F. Fisher.)	1990

Penelope L. Hughes, age 47. Executive of the Coca-Cola Company, a global beverage company, 1984-1994. Director of Reuters Group plc, Skandinaviska Enskilda Banken AB, and Home Retail Group plc.	2002

Bob L. Martin, age 58. Lead Independent Director since 2002. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant from 1999-2002; Former President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores Inc. Director of Conn’s Inc., Furniture Brands International, Inc., and Guitar Center, Inc.	2002

= Committee Chair      = Committee Member

Nominee	Director Since	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Jorge P. Montoya, age 60. President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of Rohm & Haas Company and Kroger Co.	2004

James M. Schneider, age 54. Executive Chairman, Frontier Bancshares Inc., a bank holding company since February 2007. Former Senior Vice-President and Chief Financial Officer of Dell Inc., 2000-2006. Director of General Communication Inc. and Lockheed Martin Corporation.	2003

Mayo A. Shattuck III, age 52. Chairman of Constellation Energy Group, an energy company, since 2002; President and Chief Executive Officer of Constellation Energy Group since 2001. Director of Capital One Financial Corporation.	2002

Kneeland C. Youngblood, age 51. Co-founder and managing partner of Pharos Capital Group, LLC., a private equity firm, since 1998. Director of Burger King Holdings, Inc. and Starwood Hotels & Resorts Worldwide, Inc.	2006

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com or to our shareholders by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, CA 94105.

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com or to our shareholders by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, CA 94105.

Director Independence

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Howard P. Behar	Penelope L. Hughes	James M. Schneider
Adrian D. P. Bellamy	Bob L. Martin	Mayo A. Shattuck III
Domenico De Sole	Jorge P. Montoya	Kneeland C. Youngblood

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

Board Meetings

The Board met six times during fiscal 2006. The Board of Directors has three standing committees: the Governance, Nominating and Social Responsibility Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served, with the exception of Mr. De Sole. In addition, individual Board members often work with management outside formal meetings.

The independent directors are scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chief Executive Officer and Chairman as appropriate.

Governance, Nominating and Social Responsibility Committee

The Board’s Governance, Nominating and Social Responsibility Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met four times in fiscal 2006.

The members of the Governance, Nominating and Social Responsibility Committee are: Howard P. Behar, Adrian D. P. Bellamy, Penelope L. Hughes, Bob L. Martin (chair), Jorge P. Montoya, Mayo A. Shattuck III, and Kneeland C. Youngblood (Mr. Youngblood was appointed to the Committee on November 29, 2006). This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, Board succession planning, oversight of the Company’s policies and practices relating to social and environmental issues, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com or by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Nomination of Directors

The Governance, Nominating and Social Responsibility Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman, CEO or chair of the Committee.

The Committee has, in the past, engaged third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, finance and accounting, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, or experience as a CEO. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

The Committee will also consider director nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2008, the shareholder must give written notice to our Corporate Secretary no later than the close of business (San Francisco Time) on March 12, 2008, and no earlier than February 11, 2008 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain (i) information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, (ii) other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the Securities and Exchange Commission, (iii) the nominee’s consent to the nomination and to serve, if elected, and (iv) certain other information required by our Bylaws. If a shareholder fails to submit the notice by March 12, 2008, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2008 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com or by writing to our Corporate Secretary at the above address.

Evaluation of Directors

The Governance, Nominating and Social Responsibility Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of experiences and backgrounds, and are effective and productive. As part of the process, each member completes a detailed and thorough questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee reports the results annually to the Board, at which time the Board discusses opportunities and agrees upon plans for improvement as appropriate. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met seven times in fiscal 2006.

The members of the Audit and Finance Committee are Domenico De Sole, Penelope L. Hughes, James M. Schneider, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood (Mr. Youngblood was appointed to the Committee on November 29, 2006). This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com or by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Audit Committee Financial Experts

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Messrs. Shattuck and Schneider, both of whom are “independent” directors as determined under applicable New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met eleven times in fiscal 2006.

The members of the Compensation and Management Development Committee are Howard P. Behar (chair), Adrian D. P. Bellamy, Bob L. Martin, and Jorge P. Montoya. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com or by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our Chief Executive Officer evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The Chief Executive Officer is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention and succession plans. The Committee has delegated authority, within defined parameters, to certain individuals to approve grants of stock options and performance units to employees below the Vice President level (see the Compensation Discussion and Analysis on page 29 for more details).

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant, who is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements. The consultant was selected by the Committee, does not provide any other services to the Company, and receives compensation only for services provided to the Committee. The consultant attends Committee meetings from time to time and also communicates with the Committee chair outside of meetings as necessary. The consultant reports directly to the Committee and not to management, though the consultant meets with management from time to time to gather information on proposals that management makes to the Committee. The Committee can replace the consultant or hire additional consultants at any time.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. Behar, Bellamy, Martin and Montoya, all of whom were independent non-employee directors, served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2006, none of our executive officers served on the board of directors of any company for which any of these directors served as executive officers or employees.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. Ms. Hughes and Messrs. Behar, Bellamy, De Sole, Robert Fisher, Martin, Montoya, Schneider and Shattuck attended our 2006 Annual Meeting. Paul Pressler, our former President, Chief Executive Officer and a member of the Board, also attended our 2006 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the company in accordance with our stock ownership requirements for executives, described on page 30. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales. In February 2007, this policy was revised to prohibit directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com. Those sections include:

■	Our Corporate Governance Guidelines;

■	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

■	Our Committee Charters;

■	Our Certificate of Incorporation;

■	Our Bylaws;

■	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director and Corporate Secretary) by email to board@gap.com; and

■

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls or auditing concerns, to our Corporate Compliance department by confidential email to corporate_compliance@gap.com or through our Code Hotline (866) GAP-CODE (in the United States) in which calls are answered by a live operator from an outside company. Calls are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Corporate Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

We pay each of our non-employee directors an annual retainer, attendance fees and a committee chair retainer (if applicable) in the amounts set forth in the table below:

Fiscal 2006 ($)
Annual Retainer (1) (2)	$50,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000
Compensation and Management Development Committee	20,000
Governance, Nominating and Social Responsibility Committee	10,000
Fee per Board Meeting	2,000
Fee per regularly scheduled Committee Meeting	1,500
Footnotes (1) The Chairman receives an additional annual retainer of $75,000. (2) Beginning in fiscal 2007, the Lead Independent Director will receive an additional annual retainer of $10,000.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Under our 2006 Long-Term Incentive Plan, non-employee directors, other than Mrs. Doris Fisher, receive the following:

■	each new non-employee director automatically receives stock units with an initial value of $100,000 based on the then-current fair market value of the Company’s common stock; and

■	each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $100,000 at the then-current fair market value of the Company’s common stock.

All initial stock units to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director stock units are granted on the first business day after each Annual Meeting of Shareholders. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of a non-employee director.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for travel expenses related to attending Board, committee, and approved Company business meetings, and approved educational seminars. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

We occasionally invite spouses to accompany directors to Board related events, for which we pay or reimburse travel expenses. These travel expenses are reported as compensation to the director and are grossed up to cover taxes. In addition, directors and their immediate families are eligible to receive discounts on our merchandise in accordance with The Gap, Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Supplemental Deferred Compensation Plan (“SDCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The SDCP replaced the Executive Deferred Compensation Plan, which was frozen as to new contributions on December 31, 2005, and the Non-employee Director Deferred Compensation Plan, which was terminated on September 27, 2005. The SDCP allows eligible employees and non-employee directors to defer a percentage of their salary and bonus (for non-employee directors, retainers and meeting fees) on a pre-tax basis. The deferred amounts are indexed to the participant’s choice of approved investment funds, including a notional Gap Stock Fund based on the performance of the Company’s common stock. Non-employee director deferrals are not matched and, in fiscal 2007, no above-market or preferential interest rate options will be available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Charitable Gift Matching

Non-employee directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2006, Mr. Robert J. Fisher and Mrs. Doris F. Fisher had annual matching limits of $25,000. The annual limit for other non-employee directors was $10,000 under the Gift Match Program, an amount equivalent to the match limit for our employees at the Senior Vice President level. Our employee directors in fiscal 2006, Mr. Pressler, our former Chief Executive Officer, and Mr. Donald G. Fisher, had annual matching limits of $100,000 and $25,000, respectively. Employee directors are also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000 for executives.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal year 2006, which ended February 3, 2007:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Howard P. Behar	$95,500	$99,991	$47,011	$0	$0	$10,000	$252,502
Adrian D.P. Bellamy	74,000	99,991	37,135	0	15,035	5,858	216,984
Domenico De Sole	64,500	99,991	74,952	0	0	1,051	240,494
Doris F. Fisher	62,000	0	0	0	0	0	62,000
Penelope L. Hughes	75,500	99,991	37,135	0	0	0	212,626
Bob L. Martin	84,000	99,991	37,135	0	0	0	221,126
Jorge P. Montoya	70,500	99,991	81,951	0	0	0	252,442
James M. Schneider	72,000	99,991	60,524	0	0	0	232,515
Mayo A. Shattuck III	97,000	99,991	37,135	0	0	10,000	244,126
Margaret C. Whitman	12,500	0	0	0	0	0	12,500
Kneeland C. Youngblood	14,500	99,997	0	0	0	0	114,497

Footnotes

(a)   Robert J. Fisher was compensated as our Chairman and a non-employee director, but did not receive any additional compensation for services provided as our Interim President and Chief Executive Officer. However, pursuant to SEC requirements, Mr. Fisher’s compensation for his services as a director is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 34.

Paul S. Pressler, our former President and Chief Executive Officer, also served as a director until January 2007. Mr. Pressler’s compensation during fiscal 2006 is set forth in the Summary Compensation Table and related executive compensation tables, beginning on page 34.

Footnotes (continued)

Donald G. Fisher is an executive officer of the Company and was compensated as an employee and not as a director. However, his total compensation did not put him in the category of a named executive officer. During fiscal 2006, he did not receive additional compensation for his Board service. In fiscal 2006, Mr. Fisher’s salary was $555,175. All other compensation for Mr. Fisher, including Company matching contributions under the Company’s 401(k) Plan and life insurance premium payments, totaled approximately $10,000.

Ms. Whitman did not stand for re-election at our 2006 Annual Meeting, and ceased service as a director on May 9, 2006.

(c)   This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2006 in accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment”. All stock awards reported in this column were granted in fiscal 2006. The following directors had outstanding stock awards at 2006 fiscal year-end: Mr. Behar (5,494), Mr. Bellamy (5,494), Mr. De Sole (5,494), Ms. Hughes (5,494), Mr. Martin (5,494), Mr. Montoya (5,494), Mr. Schneider (5,494), Mr. Shattuck (5,494), and Mr. Youngblood (5,356). In addition, for the period during which the payment of these units is deferred (see page 13), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 8, “Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on April 2, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards.

(d)   This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2006 in accordance with SFAS 123(R). All option awards reported in this column were granted prior to fiscal 2006. The following directors had outstanding option awards at 2006 fiscal year-end: Mr. Behar (33,765), Mr. Bellamy (89,987), Mr. De Sole (22,500), Ms. Hughes (41,094), Mr. Martin (30,000), Mr. Montoya (26,565), Mr. Schneider (32,651), and Mr. Shattuck (38,410). Please refer to Note 8, “Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on April 2, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards.

(f)    The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 13.

(g)   This column includes Company matching contributions under the Company’s Gift Match Program for Mr. Behar ($10,000), Mr. Bellamy ($4,000) and Mr. Shattuck ($10,000). It also includes tax gross-up payments in fiscal 2006 for Mr. Bellamy ($1,858) and Mr. De Sole ($1,051) for travel reimbursement for spousal travel to Board related events. In addition, non-employee directors and their immediate families are eligible to receive discounts on our merchandise in accordance with our corporate employee merchandise discount policy.

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2008. If shareholders fail to approve the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval, if the Audit and Finance Committee believes that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended February 3, 2007 and January 28, 2006 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”), which includes Deloitte Consulting:

Fiscal Year 2006 and 2005 Accounting Fees

	2006		2005
Fees (see notes below)	Amount	% of Total Fees for Year	Amount	% of Total Fees for Year
Audit Fees	$4,250,000	96%	$4,006,000	91%
Audit-Related Fees	134,000	3%	87,000	2%
Tax Fees	65,000	1%	135,000	3%
All Other Fees	1,000	—%	150,000	3%
Total	$4,450,000	100%	$4,378,000	100%

“Audit Fees” consistsof fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consistsof fees for professional services rendered in connection with the audit of our employee benefit plans and audit procedures required by store leases.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consistsof fees for products and services other than the services reported above. In fiscal 2006 and 2005, this category included fees related to tax software and related training.

The Audit and Finance Committee has a policy to monitor and limit, as appropriate, non-audit related services performed by our independent registered public accounting firm. The policy requires pre-approval by the Audit and Finance Committee of all services performed by our independent registered public accounting firm.

Report of the Audit and Finance Committee

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 3, 2007 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee also has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Domenico De Sole

Penelope L. Hughes

James M. Schneider

Kneeland C. Youngblood

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of April 9, 2007, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer and former executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Exercisable Within 60 Days (1)	Total	% of Class (2)
Directors and Named Executive Officers
Howard Behar	2,600	31,759	34,359	*
Adrian D. P. Bellamy	32,400	87,981	120,381	*
Domenico De Sole	650	20,494	21,144	*
Doris F. Fisher and Donald G. Fisher (3)	65,765,078	0	65,765,078	8.1%
Robert J. Fisher (4) (12)	146,172,345	49,751	146,222,096	17.9%
Marka V. Hansen	60,965	1,328,625	1,389,590	*
Penelope L. Hughes	2,000	39,088	41,088	*
Bob L. Martin	14,629	27,994	42,623	*
Jorge P. Montoya	2,000	24,559	26,559	*
Byron H. Pollitt, Jr.	4,496	838,750	843,246	*
Dawn Robertson	0	0	0	—
Eva M. Sage-Gavin	1,724	442,500	444,224	*
James M. Schneider	4,240	30,645	34,885	*
Mayo A. Shattuck III	14,319	36,404	50,723	*
Kneeland C. Youngblood (5)	0	5,356	5,356	*
All directors and executive officers, as a group (18 persons) (6)			215,994,068	26.4%
Former Executive Officers
Paul S. Pressler (7)	5,431	1,300,000	1,305,431	*
Cynthia Harriss (8)	1,389	405,000	406,389	*
Jenny J. Ming (9)	72,446	0	72,446	*
Certain Other Beneficial Holders
Dodge & Cox (10)	44,501,723	0	44,501,723	5.5%
Fisher Core Holdings L.P. (11)	101,000,000	0	101,000,000	12.4%
John J. Fisher (12) (11)	152,908,256	0	152,908,256	18.7%
William S. Fisher (13) (11)	143,583,879	0	143,583,879	17.6%

Footnotes

(1)   Reflects options exercisable within 60 days after April 9, 2007. Also includes the stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 13.

(2)   An “*” indicates ownership of less than 1% of the outstanding shares of our common stock.

Footnotes (continued)

(3)   Doris F. Fisher and Donald G. Fisher are husband and wife. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 65,765,078 shares beneficially owned by Doris F. Fisher and Donald G. Fisher are beneficially owned by both of them. Of the shares shown, 61,665,028 shares are directly held as community property. The remainder of the shares are held by the Fishers as trustees for various trusts. Amounts shown do not include shares held directly or indirectly by the Fishers’ three adult sons or their spouses, beneficial ownership of which is disclaimed as neither Doris F. Fisher nor Donald G. Fisher have voting or dispositive control over such shares.

(4)   Includes 2,623,725 shares held jointly by Robert J. Fisher and his spouse, 21,593,356 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 11 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 116,535 shares owned by Robert J. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(5)   Mr. Youngblood became a director in November 2006.

(6)   Reflects the information in the footnotes set forth above.

(7)   Mr. Pressler ceased to be an executive officer of the Company on January 22, 2007. Outstanding shares of Common Stock reported for him are as of that date.

(8)   Ms. Harriss ceased to be an executive officer of the Company in February 2007. Outstanding shares of Common Stock reported are as of February 1, 2007.

(9)   Ms. Ming ceased to be an executive officer of the Company in October 2006. Outstanding shares of Common Stock reported are as of March 1, 2007.

(10) The Schedule 13G filed with the Securities and Exchange Commission by Dodge & Cox on February 13, 2007 indicates that, as of December 31, 2006, Dodge & Cox has sole power to direct the voting of 41,724,623 shares and the disposition of 44,501,723 shares. The address of Dodge & Cox, as reported in their Schedule 13G, is 555 California Street, 40th Floor, San Francisco, California 94104.

(11) The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares. This disclosure is based on information contained in a report filed on January 30, 2007 on Schedule 13D/A with the Securities and Exchange Commission pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended. Also see the note regarding various Fisher family holdings immediately following this table.

(12) Includes 23,227,383 shares held by John J. Fisher as trustee under certain trusts including 21,593,356 shares for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 11 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 35,130 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(13) Includes 639,196 shares held jointly by William S. Fisher and his spouse, 22,327,383 shares held by William S. Fisher as trustee under certain trusts including 21,593,356 shares for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 11 above and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 299,794 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Note Regarding Various Fisher Family Holdings: Securities and Exchange Commission rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting. The 101,000,000 shares held by Fisher Core Holdings L.P. (see footnote 11 above) are counted three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, William S. Fisher, and Fisher Core Holdings L.P. (that is, there are actually 101,000,000 shares rather than 404,000,000 shares). Also note that 21,593,356 shares held in trust by Robert J. Fisher, 21,593,356 shares held in trust by John J. Fisher, and 21,593,356 shares held in trust by William S. Fisher actually represent an aggregate 32,390,034 shares, rather than 64,780,068 shares, as a result of shared voting and investment power. For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 25.5% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core

Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 33.6% of outstanding shares. Mrs. Doris F. Fisher, Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Compensation Objectives

Our executive compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

■	Support a performance-oriented environment

■	Motivate and reward achievement of annual and long-term objectives, as well as individual contributions

■	Provide total compensation that enables attraction and retention of key executive talent

■	Link executive rewards to shareholder returns

■	Encourage executive stock ownership.

Our program rewards executives for meeting and exceeding corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing shareholder returns. We provide ongoing income and security in the form of salary and benefits that is intended to be both attractive and competitive. Total compensation opportunity is heavily weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders, because we believe that this is the most effective means of aligning executive incentives with our shareholders’ interests. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased.

Elements of Compensation

The main components of our executive compensation program include:

■	Base salary

■	Annual cash incentive bonus

■	Long-term incentives

■	Benefits and perquisites.

We have chosen these primary elements because each supports achievement of one or more of our compensation objectives, and we believe that together they have been and will continue to be effective in this regard.

The Compensation and Management Development Committee of the Board of Directors (the “Committee”) reviews the executive compensation program and specific individual compensation arrangements at least annually. The use and weight of each compensation element is based on a subjective determination by the Committee of the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. In order to meet our compensation objectives, the majority of each executive’s potential compensation is based on performance against annual financial and operating goals and the performance of our stock. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels. We use cash compensation primarily for short-term incentives and rewards, base salaries, matching contributions in our retirement plans, new hire signing bonuses, and severance arrangements.

The Committee’s annual review includes base salary, annual incentives, long-term incentives (including accumulated vested and unvested long-term incentive gains) and the value of benefits (including accumulated deferred compensation and potential severance benefits) and perquisites. Each element is considered individually and in total using “tally sheets” and a summary of compensation data from other companies. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past and we expect that this will continue.

The peer group is generally reviewed by the Committee each year and may change based on their evaluation, business combinations or similar events. During fiscal 2006, changes to the peer group were made to create a better balance between applicable industry segments. The current peer group is comprised of the following companies:

Abercrombie & Fitch	Fortune Brands	Nordstrom
American Eagle Outfitters	General Mills	PepsiCo
Ann Taylor Stores	J.C. Penney	Polo Ralph Lauren
Avon Products	J. Crew	Procter & Gamble
Best Buy	Johnson & Johnson	Ross Stores
Children’s Place Retail Stores	Kellogg	Sears Holdings
Coach	Kimberly-Clark	Staples
Coca-Cola	Kohl’s	Starbucks
Colgate-Palmolive	Levi Strauss	Talbots
Costco Wholesale	Limited Brands	Target
Estee Lauder Companies	Liz Claiborne	TJX Companies
Disney	McDonald’s	Williams-Sonoma
Federated Department Stores	Nike	YUM Brands

Compensation data is solicited from the peer group companies through surveys prepared by Towers Perrin, a national consulting company. Most peer group companies typically provide data to Towers Perrin for this purpose. This data is supplemented by information obtained through publicly filed proxy statement disclosures and other public sources. Compensation surveys from Towers Perrin provide levels of base salary, annual incentives, and long-term incentives in a summarized form. We believe that survey and proxy data in these areas provide a reasonable indicator of total compensation for the peer group. The Committee reviews comparisons of our pay levels against compensation paid by the peer group. Compensation is generally targeted within the broad range of compensation paid by the peer group; however, the Committee uses its judgment to determine pay levels necessary to attract and retain executive talent. In exercising its judgment, the Committee looks beyond the competitive data and places significant weight on individual job performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors), compensation history, future potential, internal comparisons, retention risk for executives, and compensation at former employers in the case of new hires, as well as management’s recommendations. Our performance during fiscal 2006 was below our expectations, and in most cases we did not meet our performance objectives. As a result, in most cases actual compensation in fiscal 2006 fell below the median of the peer group data.

The CEO evaluates each executive using the factors described above and makes recommendations about compensation to the Committee. The Committee determines the structure of the compensation program and individual arrangements. Executives may provide feedback on compensation arrangements, but approval of compensation arrangements rests solely with the Committee. The CEO is not present during the Committee’s deliberations about his own compensation.

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant, who is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements. The consultant was selected by the Committee, does not provide any other services to the Company, and receives compensation only for services provided to the Committee. The consultant attends Committee meetings from time to time and also communicates with the Committee Chair outside of meetings as necessary. The consultant reports directly to the Committee and not to management, though the consultant meets with management from time to time to gather information on proposals that management makes to the Committee. The Committee can replace the consultant or hire additional consultants at any time.

In January 2007, Mr. Robert J. Fisher, our current Chairman of the Board, assumed the additional role of Interim President and CEO while we conduct a search for a successor to Mr. Pressler, who ceased to be our President and CEO in January 2007. Mr. Robert J. Fisher will continue to receive his regular director compensation as Chairman and a non-employee member of our Board of Directors, but will not become an employee or receive compensation for his additional responsibilities as Interim President and CEO at this time.

The Company’s founder, Mr. Donald G. Fisher, is an executive officer and director of the Company and was compensated as an employee. However, his compensation level did not put him in the category of a named executive officer. Mr. Donald G. Fisher does not receive additional compensation for his Board service.

Base Salary

The Committee generally reviews and approves base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. Base salary increases raise the potential annual bonus and performance unit awards described in the following sections because these elements are based on a percentage of base salary, and the Committee considered the impact on these elements in making base salary decisions. Potential deferred compensation accumulation and severance benefits are also increased when base salaries are increased. Base salaries are set at a level which the Committee believes will effectively attract and retain top talent, considering the factors described previously. Based on this review, the Committee determined that for fiscal 2006, base salary increases were required for certain executives. Base salaries for Marka Hansen and Cynthia Harriss were increased to ensure appropriate internal positioning relative to other executives, and to improve competitive positioning. Ms. Hansen’s base salary was further increased in February 2007 when she became President, Gap North America. Byron Pollitt and Eva Sage-Gavin received a base pay increase consistent with percentage increases provided to employees generally to maintain competitive positioning. The initial salary for Dawn Robertson was set based on the competitive market for her position, base salaries of other Company executives, and her compensation at her previous employer. The Committee determined that the base salaries for Ms. Ming and Mr. Pressler remained appropriate, and no increase was made.

Annual Incentive Bonus

Fiscal 2006 Annual Bonus

The Company established an annual cash incentive bonus program for executives to motivate and reward achievement of annual financial and operating objectives and to provide a competitive total compensation opportunity in support of our compensation objectives. The annual incentive bonus was based on two components:

1.	The financial performance of the Company or a division of the Company, as applicable

2.	Operating objectives (other than for Mr. Pressler).

The operating objectives component was introduced in fiscal 2006 to reward individual contributions to shared Company initiatives. However, to ensure that the primary focus for executives remained financial performance, the operating objectives component was set at a lower weight. In addition, a minimum Company earnings threshold was required before any payout under this component would be made. Mr. Pressler’s annual incentive bonus was based exclusively on financial performance given his role as CEO. In setting the annual incentive bonus structure, the Committee considered the benchmarking described above, amounts relative to other Company executives and to other compensation elements. The target percentage for Mr. Pressler was higher based on competitive practice. Pursuant to her employment offer, Ms. Robertson was not eligible for an annual incentive bonus for fiscal 2006.

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”), a description of which is located in the Proxy Statement for our 2005 Annual Meeting of Shareholders. The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Actual bonus amounts are calculated pursuant to a predetermined formula that incorporates the extent to which performance goals are achieved and the bonus target for each executive. Bonuses are paid under the Executive MICAP only if threshold earnings goals are met. The Committee may reduce (but not increase) bonus payments that would otherwise be payable based upon the predetermined formula. Actual bonuses are generally determined and paid in March.

For fiscal 2006, bonuses under the Executive MICAP were based on earnings (70% weight), economic profit (20% weight) and free cash flow (10% weight) goals, set for the Company in the case of Mr. Pressler, Mr. Pollitt and Ms. Sage-Gavin, and by division in the case of Ms. Hansen, Ms. Harriss and Ms. Ming. The definitions for earnings, economic profit, and free cash flow referenced in this section and in the following sections are detailed in the Executive MICAP. These non-GAAP financial measures and weightings were selected because we believed for 2006 that, while earnings improvement should be the primary focus of executives, effective use of capital and free cash flow generation should also be considered as part of a balanced assessment of financial performance. We determined that the use of these non-GAAP financial measures was appropriate to ensure that executives would focus on achieving financial results within their control and accountability that align with the Company’s overall financial growth strategy in fiscal 2006, as adjusted for certain defined items and expenses.

The threshold, target, and maximum performance goals based on these measures were set based on our intent that over time, there should be approximately an 80%-90% chance that the threshold performance level will be reached, a 60% chance that target level will be reached and a 10%-20% chance that maximum will be reached. However, our financial performance can be volatile and has not been easy to predict. In most cases, we achieved the threshold performance level required for bonus payments to executives in one of the past three years. For fiscal 2006, threshold earnings goals were not met and, as a result, no payment was made except in the case of Ms. Hansen in connection with the performance of the Banana Republic Division. Ms. Hansen received $738,904, which was 191% of the targeted amount for the financial performance component.

Operating Objectives Component

Executives other than Mr. Robert J. Fisher, Mr. Pressler and Ms. Robertson were also eligible to receive cash bonuses for fiscal 2006 based on performance against operating objectives established by Mr. Pressler at the beginning of the year. Performance against these objectives is assessed qualitatively by the CEO at the end of the fiscal year. The CEO recommends payout amounts to the Committee for its consideration and approval. These objectives were based on individual contribution to the following initiatives shared by the executive leadership team and were not assigned individual weights:

■	Support Sourcing and Vendor Development success

■	Drive accountability for store experience through customer experience measures

■	Support success of inventory management initiatives

■	Engage in growth and development of Customer Relationship Management opportunities

■	Leadership development and succession planning

■	Individual leadership behaviors.

No payment is made based on achievement of operating objectives unless the threshold earnings goal for the Company is met, so the likelihood of achievement was the same as that of the Company earnings threshold described above. When the objectives were set, it was likely that each executive would achieve at least some objectives, and presuming threshold earnings achievement, would receive payment under this component, though the level of achievement would likely differ for each objective. For fiscal 2006, the Company earnings threshold was not achieved, and no payment was made under the operating objectives component.

The table below describes the target annual bonus and potential payout range as a percentage of base salary for each executive, the percentage of the annual bonus based on each component, and the actual award earned for fiscal 2006.

Name	Target Percentage of Base Salary	Range as a Percentage of Base Salary	Percentage Based on Financial Performance	Percentage Based on Operating Objectives	Actual Award
Robert J. Fisher	0%	0%	0%	0%	$0
Byron H. Pollitt, Jr.	75%	0 – 150%	70%	30%	0
Marka V. Hansen	75%	0 – 150%	70%	30%	738,904
Dawn Robertson	0%	0%	0%	0%	0
Eva M. Sage-Gavin	75%	0 – 150%	70%	30%	0

Former Executive Officers
Paul S. Pressler	125%	0 – 250%	100%	0%	0
Cynthia Harriss	75%	0 – 150%	70%	30%	0
Jenny J. Ming	75%	0 – 150%	70%	30%	0

Other Bonuses

Ms. Robertson received a signing bonus of $300,000 to further induce her to join the Company. Because this bonus is subject to repayment on a pro-rata basis if she voluntarily terminates her employment within two years from the payment date, this bonus also supports the Company’s retention objectives.

Fiscal 2007 Annual Bonus

The annual cash incentive bonus program for fiscal 2007 is intended to create greater focus on earnings and achievement of operating objectives with the goal of improving business performance while continuing to meet our other compensation objectives. To support this objective, we have made the following changes to the program for fiscal 2007:

1.	Cash incentive bonuses under Executive MICAP will be based entirely on earnings for fiscal 2007.

2.	Threshold Company earnings achievement is no longer required before payment under the operating objectives component can be made, but the weight of this component has been reduced to 25% of the total bonus opportunity.

3.	Objectives under the operating objectives component will vary by individual, and include metrics such as attainment of certain expense reduction targets, productivity improvements, inventory management initiatives, talent initiatives, and other operational improvements.

We believe that using earnings as the sole measure for financial performance simplifies the plan and is the right measure for fiscal 2007 to gauge our progress in improving financial performance. We also believe that no longer requiring achievement of Company threshold earnings before any payment is made under the operating objectives component further reinforces the importance of achievement of these objectives. However, we felt it was prudent to reduce the weight of this component to 25% given this change. For fiscal 2007, the financial component of the annual incentive bonus for Ms. Hansen will be based on the better of: 1) the bonus that would be earned based on Banana Republic financial results and assuming her salary prior to assumption of the role of President, Gap North America, or 2) the bonus that would be earned based on Gap North America financial results and assuming her current salary as defined under the Executive MICAP. The Committee determined this treatment was appropriate to take into account the strategies Ms. Hansen put in place at Banana Republic, which will continue to impact Banana Republic’s fiscal 2007 results, as well as her ability to impact Gap North America results in fiscal 2007. Pursuant to her employment offer, Ms. Robertson will receive an annual incentive bonus of at least $337,500 for fiscal 2007. The annual incentive bonus structure for the CEO will be determined upon hire.

The threshold, target, and maximum performance goals for the financial component, as well as the goals for the operating objectives component, were established using the same general principles and intent for likelihood of achievement previously described for fiscal 2006.

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of our competitors, the Company does not have a defined benefit pension plan, and we rely on long-term incentives to provide a significant percentage of each executive’s retirement portfolio. Stock-based awards are granted under our 2006 Long-Term Incentive Plan (the “Plan”), which has been approved by our shareholders.

In determining the long-term incentives to be granted to each executive, the Committee considers, in addition to the factors previously described, each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for these awards, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution, and total accounting expense.

Long-term incentives are typically granted to executives annually (or, in the case of newly hired executives, at the time they join the Company), but may also be granted from time to time in connection with promotions, assumption of additional responsibilities, to promote retention, and/or to create focus on specific performance objectives.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner with an equity stake in the business. Stock options provide value to the recipient only if the price of our stock increases above the option exercise price. Because of this inherent linkage to increased shareholder returns and competitive practice, stock options have generally been weighted more heavily than the performance units described below as a percentage of total long-term incentives. Similarly, stock options granted to Mr. Pressler in the past represented a higher percentage of total long-term incentives than in the case of other executives. The Committee determined that, in order to continue to motivate and retain key talent, it was in the best interests of the Company to grant stock options to executives in the first quarter of fiscal 2006, consistent with our usual grant practice. The Committee determined the amount of each grant made in 2006 based on the factors previously described. Ms. Robertson’s initial grant was larger than annual grants made to other executives based on the Committee’s judgment of what was required to induce her to join the Company, the value of awards she had received at her former employer, and to enable long-term retention. No award was made to Mr. Pressler in fiscal 2006 in light of the Company’s performance and the significant award made to him in fiscal 2005.

Performance Units

A portion of long-term incentives is delivered in units representing full value shares of our stock to promote retention and an ownership perspective. Unlike stock options, full value share awards, in combination with our stock ownership requirements, subject executives to the same downside risk experienced by our shareholders, but provide superior retention value compared to stock options if our stock price does not significantly appreciate. In general, we believe the grant or vesting of a significant percentage of full value share awards for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from a prior employer in the case of a new hire. However, to meet the Company’s objective to retain key executive talent, we may grant performance units or other full value share awards which vest based only on continued service with the Company.

Executives are eligible under Executive MICAP to earn performance units payable in shares of our stock based on achievement of annual performance goals (“performance stock awards”). The Committee approves threshold, target, and maximum performance goals and potential awards at the beginning of each annual performance period. Actual awards are calculated pursuant to a predetermined formula that incorporates the extent to which performance goals are achieved and the award target for each executive. Awards are made only if threshold performance levels are met. The Committee may reduce (but not increase) actual awards that would otherwise be granted based upon the predetermined formula. Actual awards are generally determined and granted in March. Awards are subject to a vesting period based on continued service with the Company. For fiscal 2006, the awards are scheduled to vest 50% two years following the grant date to create a significant retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer term retention.

For fiscal 2006, performance stock awards were based on earnings (70% weight), economic profit (20% weight) and free cash flow (10% weight) goals, set for the Company in the case of Mr. Pressler, Mr. Pollitt and Ms. Sage-Gavin, and by division in the case of Ms. Hansen, Ms. Harriss and Ms. Ming. Pursuant to her employment offer, Ms. Robertson was not eligible to earn a performance stock award for fiscal 2006. No award was made if the threshold earnings goal was not met. The measures were changed from the Gap Inc. EPS growth measure used during fiscal 2005 to create greater focus on achievement of division financial results in the case of Ms. Hansen, Ms. Harriss and Ms. Ming and on corporate operating results in the case of Mr. Pressler, Mr. Pollitt, and Ms. Sage-Gavin. The threshold, target, and maximum performance goals based on these measures were set using the same estimated likelihood of achievement as that used for our annual incentive bonus. Over the two years the program has been in place, we have not achieved threshold performance levels in most cases.

The table below describes the target award, the potential award range as a percentage of base salary for each executive officer, and the actual award earned for fiscal 2006. The target award percentage for Division Presidents, including Ms. Hansen, Ms. Harriss and Ms. Ming, was increased from 30% to 40% of base salary for fiscal 2006 to create greater focus on division financial results.

Name	Target Percentage of Base Salary	Payout Percentage Range of Base Salary	Actual Award
Robert J. Fisher	0%	0%	0
Byron H. Pollitt, Jr.	30%	0 – 60%	0
Marka V. Hansen	40%	0 – 80%	31,137
Dawn Robertson	0%	0%	0
Eva M. Sage-Gavin	30%	0 – 60%	0

Former Executive Officers
Paul S. Pressler	50%	0 – 100%	0
Cynthia Harriss	40%	0 – 80%	0
Jenny J. Ming	40%	0 – 80%	0

For fiscal 2006, threshold earnings goals were not met and no performance stock awards were made except in the case of Ms. Hansen in connection with the performance of the Banana Republic Division. Ms. Hansen received an award of 191% of the targeted amount.

In addition to the program described above, the following performance units were granted:

In April 2006, the Committee granted Ms. Harriss performance units covering 100,000 shares and Ms. Hansen performance units covering 50,000 shares. These grants were made to promote retention and to incent and reward achievement of a cumulative earnings goal for the period beginning January 2006 and ending in February 2008. Vesting of these awards is contingent on achievement of the earnings goal. Vesting of these awards is also contingent on continued service with the Company and this restriction will lapse 50% in April 2008 and 50% in April 2009. As a result, the performance units granted to Ms. Harriss were cancelled following her departure from the Company. Based on the financial performance of the Company during fiscal 2006, we believe the likelihood that the performance units granted to Ms. Hansen will ultimately vest is low.

In January 2007, the Committee considered the retention risk for key executives that was created by the departure of Mr. Pressler and our challenging business environment, a highly competitive market for executive talent, and the lack of bonus payouts and long-term incentive value for some executives. The Committee determined that it was in the best interests of our Company to take action to promote retention of key executives by approving grants of performance units at the end of fiscal 2006 to Ms. Hansen, Mr. Pollitt, Ms. Robertson and Ms. Sage-Gavin which will vest based on continued service with the Company. The vesting schedule is 50% two years following the grant date and 50% three years following the grant date, except for Mr. Pollitt, whose award will vest 25% one year following the grant date, 25% two years following the grant date and 50% three years following the grant date due to heightened near-term retention risk. In determining award amounts, the Committee considered the executive’s role, the value that would be needed to retain each executive (using a subjective assessment), the ratio of base salary represented by the value of outstanding, unvested awards taken together with the performance unit awards, and the potential value over time of all outstanding awards and potential compensation based on performance. The Committee determined that a portion of the awards should vest no later than two years from the grant date to create a significant retention incentive for the critical retention period, with the remainder vesting after three years to promote longer term retention.

Grant Practices

It has been our practice to grant stock options to executives on an annual basis, usually in the first quarter of each fiscal year. Performance stock awards are also granted in this timeframe. This timing was selected because it follows the release of our annual financial results and completion of our annual performance review process. Stock options granted as part of the annual performance review process during fiscal year 2006 had the same effective date as those granted to other employees. We also grant stock options and performance units on dates outside of the first quarter to newly hired executives and, from time to time, in connection with promotions or to ensure retention. Grants typically are approved under one of these scenarios:

1.	Grants are approved by the Committee at a scheduled meeting with an effective date equal to the meeting date or, if in the future, the hire date in the case of new employees;

2.

Grants are approved by certain individuals pursuant to authority delegated from the Committee within defined parameters to employees below the Vice President level, with an effective date equal to the 15th day of every month or the closest business day after that, typically for newly hired employees in the prior month; and

3.	Rarely, and typically for new executives, grants are approved by the Committee by unanimous written consent with an effective date equal to the later of the date of the last signature on the consent or the first day of employment if in the future.

We do not time stock option or performance unit grants in connection with the release of material non-public information.

Stock options granted during fiscal 2006 had an exercise price equal to the fair market value of our stock on the effective date of the grant. The fair market value was determined by the average of the high and low sales prices on the effective date of the grant. Beginning in fiscal 2007, the fair market value is determined using the closing price of the Company’s stock on the effective date of the grant to simplify the Company’s disclosure process.

Stock options typically are scheduled to vest based on continued service at a rate of 25% per year beginning one year from the date of grant, which we have determined is a common competitive practice. We have from time to time used other vesting schedules to align vesting of stock options with vesting of compensation being forfeited at a prior employer in the case of new executives, or to align with critical retention periods. Executives generally must be employed by the Company at the time of vesting to exercise their stock options. In general, stock options are granted for a maximum term of ten years and are subject to earlier cancellation three months following termination of employment. Vesting of all stock options is generally accelerated upon death or retirement if the stock options are held for at least one year.

The vesting schedule for performance units that are granted to executives for retention or to promote achievement of performance objectives have in most cases been scheduled to vest 50% two years from the grant date and 50% three years from the grant date, but are evaluated in each case based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer. Executives generally must be employed by the Company on the vesting date or awards are forfeited. Vesting of performance units is generally accelerated upon death or retirement if the performance units are held for at least one year and any performance conditions have been previously satisfied.

Fiscal 2007 Long-Term Incentives

We did not make further long-term incentive grants to executives in the first quarter of fiscal 2007 in light of the significant performance unit awards made to executives at the end of fiscal 2006, other than those earned by Ms. Hansen under the annual performance stock award program. To ensure competitiveness, appropriate balance of incentive vehicles, and to support the Company’s retention objectives, we have made the following changes to our long-term incentive program for executives for fiscal 2007:

1.	The target award for annual performance stock awards as a percentage of base salary for Division Presidents was increased from 40% to 50% of base salary and for Corporate Executive Vice Presidents from 30% to 40% of base salary.

2.	The performance measure for annual performance stock awards will be based entirely on earnings. We have selected earnings as the measure for the same reasons described under “Fiscal 2007 Annual Bonus.” The threshold, target, and maximum performance goals were established using the same general principles and intent for likelihood of achievement previously described for fiscal 2006.

For fiscal 2007, the annual performance stock award grant for Ms. Hansen will be based on the better of: 1) the value that would be earned based on Banana Republic financial results and assuming her salary prior to assumption of the role of President, Gap North America, or 2) the value earned based on Gap North America financial results and assuming her current salary as defined under the Executive MICAP. The Committee determined this treatment was appropriate for Ms. Hansen given the strategies she put in place at Banana Republic, which will continue to impact Banana Republic’s fiscal 2007 results, and the time necessary to fully impact results of Gap North America.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for the Executive Leadership Team members listed below to underscore the importance of linking executive and shareholder interests and to encourage a long-term perspective in managing the enterprise. The ownership requirements, stated in shares, are:

CEO:	150,000

Division President:	50,000

Corporate Executive Vice President:	25,000

Each executive has five years from December 1, 2004 (or from the first day named as an executive, if later) to reach the requirement. A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com. The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales. In February 2007, this policy was revised to prohibit Executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are also made available to executives. Certain additional benefits and limited perquisites are also provided to executives:

■

Financial planning services of approximately $12,000 to $20,000 per year based on when the executive initiated the use of the services and the cost to the Company. These services are provided based on the more sophisticated personal financial planning requirements that are typical at this level (financial counseling services are available generally to employees at lower levels). In addition, the Company benefits by having a common platform to communicate the value of our compensation programs on an individual basis and to assist in planning for stock trading blackouts.

■

Executive long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month. This insurance is in addition to that provided to employees generally in order to provide a reasonable level of income replacement as a percentage of base salary.

■

Highly compensated employees are eligible to participate in the Supplemental Deferred Compensation Plan (“SDCP”). The SDCP replaced the Executive Deferred Compensation Plan, which was frozen as to new contributions on December 31, 2005. The SDCP allows eligible employees (“participants”) to defer a percentage of their salary and bonus on a pre-tax basis. Book-entry accounts representing the deferred amounts are indexed to the participant’s choice of approved investment funds. The Company does not make matching contributions to participant deferrals other than for base salary deferrals representing the excess of an employee participant’s base pay over the current IRS qualified plan limit ($220,000 for calendar 2006), which are matched at up to 4%, the same rate in effect under the Company’s 401(k) plan. This match is intended to provide the same level of benefit received by participants not impacted by the limit. The SDCP was implemented for participants to enable retirement savings, efficient tax planning and to align with competitive practice. In fiscal 2007, no above-market or preferential interest rate options will be available on deferred compensation.

■

Limited personal use of a Company airplane by Mr. Pressler, at an amount not to exceed $200,000 per year based on the incremental cost to the Company. The amount taxable to Mr. Pressler was grossed up by the Company for income tax purposes. The Committee approved this perquisite as both a competitive attraction and retention tool, and to provide an efficient way to minimize travel time commitments and maximize available time for Company business.

Accounting and Tax Considerations

The Company takes into consideration the accounting, tax and related financial implications to the Company and executives when designing its compensation and benefit programs.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. In addition, we now recognize share-based compensation expense in our consolidated statements of income for stock options and performance units as a result of our adoption of SFAS 123(R) in fiscal 2006.

Subject to the exceptions and limits described below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. The amount of our tax deduction is generally equal to the amount of cash or the fair market value of stock or other noncash benefits provided to the executive. We do not deduct deferred compensation, including amounts deferred under our Supplemental Deferred Compensation Plan, until the year that the deferred compensation is paid to the executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the CEO or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent we determine it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit us to grant awards that are not subject to the deduction limits of Section 162(m). However, due to the qualitative nature of the operating objective component of the annual incentive bonus, this component is subject to the deduction limits of Section 162(m). In addition, performance units, other than performance stock awards, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Supplemental Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that certain executives could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control of the Company and that the Company or its successors could lose an income tax deduction with respect to the payments subject to additional tax. We have not provided any executive with tax “gross up” or other reimbursement for tax amounts the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Internal Revenue Code imposes significant additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A with respect to our compensation and benefits programs and have structured such programs and individual arrangements in a manner intended to comply with the requirements.

Recovery and Adjustments to Awards

In February 2007, the Company established a policy covering recovery and adjustments to awards in connection with financial restatements resulting from the misconduct of an executive. It is the Company’s policy that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Post-Termination Arrangements

We have historically evaluated inclusion of severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are generally intended to provide income security in the case of an involuntary termination other than for cause during a defined period of time following the first date of employment or, less frequently, the start date for a new role within the Company. Severance has typically included base salary continuation, payments in lieu of health and welfare benefits continuation, outplacement services and continued financial planning services. The Company may also grant severance benefits upon involuntary job elimination or as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests. During fiscal 2006, we did not have any agreements providing for severance benefits for any executives other than for Mr. Pressler, Ms. Ming and Ms. Robertson.

Mr. Pressler stepped down from the position of President and CEO in January 2007 and, as a result, the severance benefits detailed on page 45 were provided in accordance with his employment agreement. Severance benefits provided to Ms. Ming, who left the Company in October 2006, are detailed on page 46. Ms. Harriss, who left the Company in February 2007, did not receive severance benefits.

The departure of Mr. Pressler in January 2007, along with the Company’s business performance and external market speculation regarding corporate structure changes, created substantial uncertainty and distraction among key executives. The Committee determined that the lack of formal income protection in the case of an involuntary termination (other than for cause) was a contributing factor to this uncertainty and that action was required to mitigate the associated business risk created by the potential departure of key executives. Based on this determination, in February 2007 the Committee approved the severance benefits described on page 44 for certain executives in the case of an involuntary termination other than for cause prior to February 13, 2009. In determining the nature of the benefits for each executive, the Committee considered the individual circumstances of each executive, competitive practice, accounting and tax implications, and the potential benefits that could be received by each executive at multiple future points in time.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended February 3, 2007 and the Proxy Statement for the 2007 annual meeting of shareholders.

Howard Behar (Chair)

Adrian D.P. Bellamy

Bob L. Martin

Jorge P. Montoya

Summary Compensation Table

The following table shows compensation information for fiscal 2006, which ended February 3, 2007, for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as well as certain former executive officers of the Company, as required under Securities and Exchange Commission rules (“named executive officers”).

Name and Principal Position (a)	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)	($) (j)

Robert J. Fisher	2006	$0	$0	$99,991	$37,135	$0	$0	$162,665	$299,791
Chairman and Interim President and CEO

Byron H. Pollitt, Jr.	2006	710,096	0	1,988	692,385	0	0	427,979	1,832,448
EVP and CFO

Marka V. Hansen	2006	752,884	0	149,455	864,599	738,904	439	42,912	2,549,193
President, Gap NA

Dawn Robertson	2006	242,308	300,000	1,324	225,409	0	0	134,755	903,796
President, Old Navy

Eva M. Sage-Gavin	2006	522,211	0	529	407,889	0	127	127,085	1,057,841
EVP, Human Resources and Communications

Former Executive Officers

Paul S. Pressler	2006	1,528,846	0	0	3,236,775	0	982	4,128,148	8,894,751
Former President and CEO

Cynthia Harriss	2006	886,057	0	0	1,111,407	0	0	239,654	2,237,118
Former President, Gap NA

Jenny J. Ming	2006	711,539	0	0	(56,125)	0	499	669,871	1,325,784
Former President, Old Navy

 Footnotes

(a)	Robert J. Fisher was compensated as our Chairman and a non-employee director, but did not receive any additional compensation for services provided as our Interim President and Chief Executive Officer. The amounts reflected for Mr. Fisher in columns (e), (f) and (i) represent his compensation for services as a director. All stock awards reported in column (e) for Mr. Fisher were granted in fiscal 2006 and all option awards reported in column (f) for Mr. Fisher were granted prior to fiscal 2006. Column (i) consists of $137,000 for Board retainer and meeting fees, as well as the amounts indicated in the table below.

(d)	The amount for Ms. Robertson reflects the one-time sign-on bonus she received in connection with joining the Company in October 2006.

(e)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2006 for stock awards granted in 2006 and in prior fiscal years, in accordance with SFAS 123(R). The amount for Ms. Hansen also includes $144,155 related to the compensation cost recognized by the Company in fiscal 2006 for the performance stock award earned but not granted until March 2007 (see “Long-Term Incentives” beginning on page 26 for details on performance stock awards). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 8, “Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on April 2, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table for information on awards actually granted in fiscal 2006. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers.

(f)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2006 for option awards granted in 2006 and in prior fiscal years, in accordance with SFAS 123(R); provided, however, that these amounts do not include the compensation expense we recognized in fiscal 2006 in connection with the cash portion of tender offer payments made to certain of the named executive officers (described in footnote (i) below); the tender offer cash payments are fully reflected in column (i). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In the case of our former executives, the compensation expense represents compensation expense for vested options and compensation expense reversed for forfeited options. Please refer to Note 8, “Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on April 2, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table for information on awards actually granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executives.

(g)	The amount in this column for Ms. Hansen reflects the amount she earned in fiscal 2006 under the Company’s annual incentive bonus plan.

(h)	This column represents above-market rate earnings on our nonqualified deferred compensation plans, determined pursuant to SEC rules. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings. In fiscal 2007, no above-market or preferential interest rate options will be available on deferred compensation.

 Footnotes continue on the following page

 Footnotes (continued)

(i)	The amount in this column for Ms. Ming includes $303,867 that she earned in fiscal 2006 out of the $500,000 scheduled for payment to her on April 15, 2007 pursuant to a severance agreement between her and the Company. Please refer to the section, “Potential Payments Upon Termination—Jenny J. Ming” on page 46 for more details. The amounts in this column also include cash payments earned during fiscal 2006 related to participation in a tender offer. The tender offer was instituted in November 2005 to allow employees holding eligible stock options the opportunity to avoid unintended negative tax consequences as a result of Section 409A of the Internal Revenue Code and proposed regulations issued thereunder. For more details on the tender offer, please see the footnotes to the Summary Compensation table in our 2006 Proxy Statement. The cash payments earned during fiscal 2006 related to the tender offer were as follows: Mr. Pollitt, $362,250; Ms. Sage-Gavin, $90,000; Mr. Pressler, $3,940,002; Ms. Harriss, $187,500; and Ms. Ming, $330,000.

Additional components of the All Other Compensation column are detailed in the following table.

Description	Mr. Robert Fisher	Mr. Pollitt	Ms. Hansen	Ms. Robertson	Ms. Sage-Gavin	Mr. Pressler	Ms. Harriss	Ms. Ming
Personal use of company airplane (1)	$0	$0	$0	$0	$0	$44,502	$0	$0
Financial counseling (2)	0	12,625	12,625	0	12,625	12,625	12,625	12,625
Tax reimbursement Payments (1) (3) (8)	665	0	0	42,548	0	24,447	0	0
Non-qualified Deferred Compensation Plan Match (4)	0	17,931	19,469	0	10,854	48,892	24,219	0
401(k) Plan Match (5)	0	9,851	9,846	0	9,452	11,708	10,138	7,569
Executive Supplemental Long Term Disability Plan (6)	0	972	972	243	829	972	972	810
Relocation (3)	0	0	0	91,964	0	0	0	0
Gift Matching (7)	25,000	24,350	0	0	3,325	45,000	4,200	15,000

(1)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Pressler use of a Company airplane for business and personal (on a limited basis – not to exceed $200,000 in incremental cost to the Company per year) flights and to provide for tax reimbursement payments related to personal flights. As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane that is calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(2)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(3)	The amounts for Ms. Robertson represent reimbursements paid to her for company housing, relocation and tax equalization expenses related to her move from Australia to California.

(4)	These amounts represent Company matching contributions under the Company’s Supplemental Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($220,000 for calendar year 2006), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

Footnotes (continued)

(5)       These amounts represent Company matching contributions during fiscal year 2006 under the Company’s 401(k) Plan.

(6)       These amounts represent premium payments for executive long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

(7)       These amounts represent Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2006, the limit for the named executive officers was $15,000, with the exception of Mr. Pressler and Mr. Robert J. Fisher who had annual matching limits of $100,000 and $25,000, respectively. These amounts also represent payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000 for executives.

(8)       For Mr. Robert J. Fisher, this amount represents tax gross-up payments in fiscal 2006 for travel reimbursement for spousal travel to Board related events.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2006, which ended on February 3, 2007. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

Name (a)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
	(b)	(b1)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	(#) (i)	(#) (j)	($) (k)	($) (l)	($) (m)
Robert J. Fisher	5/10/2006	—	—	—	—	—	—	—	5,494	—	—	$18.25	$99,991
Byron Pollitt, Jr.	3/13/2006	—	—	—	—	—	—	—	—	175,000	$17.84	17.95	865,358
	2/2/2007	—	—	—	—	—	—	—	150,000	—	—	19.47	2,902,500
	N/A	—	$121,922	$522,524	$1,045,047	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	$104,505	$209,009	$418,019	—	—	—	—	—
Marka V. Hansen	3/13/2006	—	—	—	—	—	—	—	—	130,000	17.84	17.95	642,837
	4/24/2006	—	—	—	—	—	—	—	50,000	—	—	17.93	897,000
	2/1/2007	—	—	—	—	—	—	—	200,000	—	—	19.59	3,874,000
	N/A	—	129,245	553,908	1,107,817	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	147,709	295,418	590,836	—	—	—	—	—
Dawn Robertson	10/30/2006	10/27/2006	—	—	—	—	—	—	—	600,000	20.85	21.09	3,428,100
	2/2/2007	—	—	—	—	—	—	—	100,000	—	—	19.47	1,935,000

Name (a)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
	(b)	(b1)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	(#) (i)	(#) (j)	($) (k)	($) (l)	($) (m)
Eva M. Sage-Gavin	3/13/2006	—	—	—	—	—	—	—	—	100,000	17.84	17.95	494,490
	2/2/2007	—	—	—	—	—	—	—	40,000	—	—	19.47	774,000
	N/A	—	89,663	384,267	768,538	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	76,854	153,708	307,415	—	—	—	—	—
Former Executive Officers
Paul S. Pressler	N/A	—	625,000	1,875,000	3,750,000	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	375,000	750,000	1,500,000	—	—	—	—	—
Cynthia Harriss	3/13/2006	—	—	—	—	—	—	—	—	175,000	17.84	17.95	865,358
	4/24/2006	—	—	—	—	—	—	—	100,000	—	—	17.93	1,794,000
	N/A	—	152,080	651,772	1,303,544	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	173,806	347,612	695,224	—	—	—	—	—
Jenny J. Ming	3/13/2006	—	—	—	—	—	—	—	—	175,000	17.84	17.95	865,358
	N/A	—	175,000	750,000	1,500,000	—	—	—	—	—	—	—	—
	N/A	—	—	—	—	200,000	400,000	800,000	—	—	—	—	—

 Footnotes

(b1)	The grant to Ms. Robertson approved on October 27, 2006 by the Compensation and Management Development Committee was not effective until October 30, 2006, her start date with the Company. The grant to Mr. Fisher was made pursuant to an automatic grant to non-employee directors, described on page 13. All other grants in this table were effective on the same date they were approved by the Company’s Compensation and Management Development Committee.

(c-e)	The amounts shown in columns (c) – (e) reflect the estimated potential payment levels for the fiscal 2006 performance period under the Company’s annual incentive bonus plan, further described in the Compensation Discussion and Analysis section beginning on page 24. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the operating objectives component of the annual incentive bonus plan, described on page 25. The potential threshold payment amount assumes 0% achievement of the operating objectives component. Mr. Fisher and Ms. Robertson were not eligible for an annual incentive plan award in fiscal 2006. Only Ms. Hansen received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(f-h)	The amounts shown in columns (f) – (h) reflect the estimated potential performance stock awards for the fiscal 2006 performance period, further described in the Compensation Discussion and Analysis section beginning on page 27. Potential payouts were to be based on the applicable interpolated award values between the threshold, target, and maximum payout levels, divided by the closing price per share of our stock on the ultimate date of grant. The potential awards were performance-based and, therefore, completely at risk. Mr. Fisher and Ms. Robertson

Footnotes (continued)

were not eligible for a performance stock award in fiscal 2006. Only Ms. Hansen received an award, in an amount of 31,137 performance units on March 12, 2007. This grant will be reported in the Grants of Plan Based Awards table in our Proxy Statement for our 2008 Annual Meeting.

(i)        Mr. Fisher’s stock award was received automatically in his capacity as a non-employee director of the Company (see the Director Compensation section of this Proxy Statement). Vesting of the April 24, 2006 stock award grants to Ms. Harriss and Ms. Hansen is contingent on achievement of a cumulative earnings goal. In addition to the performance contingency, vesting of these awards is contingent on continued service with the Company and this restriction will lapse 50% in April 2008 and 50% in April 2009. As a result, the performance units granted to Ms. Harriss were cancelled in February 2007 following her departure from the Company.

(j)        The March 13, 2006 grants to Ms. Ming and Ms. Harriss were cancelled following their departures from the Company in October 2006 and February 2007, respectively.

(k-l)     The exercise price of the reported options are equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) – Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price is determined using the closing price of the Company’s stock on the effective date of the grant to simplify the Company’s disclosure process.

(m)      The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Please refer to Note 8, “Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on April 2, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards. In fiscal 2006, the grant date fair value was determined using the average of the high and low stock prices on the date of grant, rather than the closing price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2006, which ended on February 3, 2007.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Robert J. Fisher	937	0		—	$13.85	5/4/2008	—		—	—	—
	3,750	0		—	32.14	5/10/2011	—		—	—	—
	937	0		—	13.64	8/3/2008	—		—	—	—
	1,253	0		—	3.46	11/2/2008	—		—	—	—
	1,231	0		—	3.52	2/1/2009	—		—	—	—
	1,173	0		—	3.70	5/3/2009	—		—	—	—
	1,520	0		—	2.85	8/2/2009	—		—	—	—
	2,242	0		—	3.05	11/1/2009	—		—	—	—
	1,548	0		—	3.66	1/31/2010	—		—	—	—
	1,503	0		—	4.10	5/2/2010	—		—	—	—
	1,232	0		—	4.46	8/1/2010	—		—	—	—
	1,012	0		—	4.78	10/31/2010	—		—	—	—
	1,189	0		—	4.63	1/30/2011	—		—	—	—
	937	0		—	6.76	4/30/2011	—		—	—	—
	12,000	0		—	12.86	10/30/2011	—		—	—	—
	3,750	0		—	17.10	5/15/2013	—		—	—	—
	0	3,750	(1)	—	22.18	5/13/2014	—		—	—	—
	2,088	0		—	5.63	7/30/2011	—		—	—	—
	2,205	0		—	5.03	10/29/2011	—		—	—	—
	0	7,500	(2)	—	21.04	5/11/2015	—		—	—	—
Byron H. Pollitt, Jr.	200,000	0		—	14.23	1/27/2013	—		—	—	—
	25,000	0		—	7.12	1/27/2013	—		—	—	—
	100,000	0		—	17.79	1/27/2013	—		—	—	—
	75,000	0		—	14.23	1/27/2013	—		—	—	—
	100,000	100,000	(3)	—	20.48	3/23/2014	—		—	—	—
	50,000	50,000	(3)	—	17.62	3/23/2014	—		—	—	—
	120,000	0		—	22.42	3/11/2015	—		—	—	—
	50,000	0		—	22.42	3/11/2015	—		—	—	—
	0	175,000	(4)	—	17.84	3/13/2016	—		—	—	—
	—	—		—	—	—	150,000	(1)	$2,920,500	—	—

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Marka V. Hansen	22,500	0		—	15.16	3/31/2008	—		—	—	—
	84,375	0		—	20.21	3/31/2008	—		—	—	—
	2,250	0		—	21.14	10/2/2008	—		—	—	—
	22,500	0		—	24.36	10/28/2008	—		—	—	—
	30,000	0		—	44.44	3/29/2009	—		—	—	—
	50,000	0		—	45.56	4/10/2010	—		—	—	—
	80,000	0		—	23.31	10/30/2010	—		—	—	—
	2,500	0		—	17.62	4/2/2011	—		—	—	—
	162,000	0		—	14.27	10/19/2011	—		—	—	—
	50,000	0		—	15.42	4/8/2012	—		—	—	—
	83,750	31,250	(5)	—	12.87	3/7/2013	—		—	—	—
	250,000	125,000	(6)	—	17.46	6/3/2013	—		—	—	—
	100,000	100,000	(3)	—	20.48	3/23/2014	—		—	—	—
	20,000	0		—	22.42	3/11/2015	—		—	—	—
	130,000	0		—	22.42	3/11/2015	—		—	—	—
	0	130,000	(4)	—	17.84	3/13/2016	—		—	—	—
	—	—		—	—	—	50,000	(2)	973,500	—	—
	—	—		—	—	—	200,000	(3)	3,894,000	—	—
Dawn Robertson	0	600,000	(7)	—	20.85	10/30/2016	—		—	—	—
	—	—		—	—	—	100,000	(4)	1,947,000	—	—
Eva M. Sage-Gavin	60,000	60,000	(3)	—	20.48	3/23/2014	—		—	—	—
	90,000	0		—	22.42	3/11/2015	—		—	—	—
	25,000	12,500	(8)	—	14.41	3/31/2013	—		—	—	—
	150,000	50,000	(8)	—	14.41	3/31/2013	—		—	—	—
	0	100,000	(4)	—	17.84	3/13/2016	—		—	—	—
	—	—		—	—	—	40,000	(4)	778,800	—	—
Former Executive Officers
Paul S. Pressler	500,000	0		—	17.75	4/22/2007	—		—	—	—
	500,000	0		—	20.70	4/22/2007	—		—	—	—
	300,000	0		—	20.48	4/22/2007	—		—	—	—
	500,000	0		—	22.42	4/22/2007	—		—	—	—

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Cynthia Harriss	100,000	100,000	(9)	—	20.23	5/12/2007	—		—	—	—
	50,000	50,000	(10)	—	17.62	5/12/2007	—		—	—	—
	150,000	0		—	22.42	5/12/2007	—		—	—	—
	30,000	0		—	22.42	5/12/2007	—		—	—	—
	0	300,000	(11)	—	20.96	2/12/2007	—		—	—	—
	0	175,000	(11)	—	17.84	2/12/2007	—		—	—	—
	—	—		—	—	—	100,000	(2)	1,947,000	—	—
Jenny J. Ming	—	—		—	—	—	—		—	—	—

Footnotes

(c)       The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):

(1)   Options vest on 5/13/2007

(2)   Options vest on 5/11/2008

(3)   Options vest at a rate of 50% on 3/23/2007 and 50% on 3/23/2008

(4)   Options vest at a rate of 25% annually, with the first vest date on 3/13/2007

(5)   Options vest on 3/7/2007

(6)   Options vest on 6/3/2007

(7)   Options vest at a rate of 25% annually, with the first vest date on 10/30/2007

(8)   Options vest on 3/31/2007

(9)   50,000 options vested on 2/9/2007, and 50,000 options were cancelled on 2/12/2007 upon Ms. Harriss’ departure from the Company

(10) 25,000 options vested on 2/9/2007, and 25,000 options were cancelled on 2/12/2007 upon Ms. Harriss’ departure from the Company

(11) Options were cancelled on 2/12/2007 upon Ms. Harriss’ departure from the Company

(e)       The exercise price of the options are equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) – Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price is determined using the closing price of the Company’s stock on the effective date of the grant to simplify the Company’s disclosure process.

(g)       The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):

(1)   Awards vest at a rate of 37,500 on 2/2/2008, 37,500 on 2/2/2009 and 75,000 on 2/2/2010

(2)   Awards vest at a rate of 50% on 4/24/2008 and 50% on 4/24/2009, contingent on achievement of certain cumulative earnings per share targets. Ms. Harriss’ award was cancelled upon her departure from the Company

(3)   Awards vest at a rate of 50% on 2/1/2009 and 50% on 2/1/2010

(4)   Awards vest at a rate of 50% on 2/2/2009 and 50% on 2/2/2010

(h)       Represents the closing price of our common stock on February 2, 2007 ($19.47) multiplied by the number of stock awards.

Review of Stock Option Grant Practices

In the second quarter of fiscal 2006, we proactively reviewed our stock option granting practices over the 10-year period ended June 2006, given the heightened scrutiny on other publicly-traded companies regarding this topic. We concluded that the compensation expense recorded in our historical financial statements was materially correct. Additionally, we identified no backdating in connection with the grants of stock options to Vice Presidents and above. We found some errors relating to the dating of stock option grants to certain lower-level employees from 1998 to early 2002, as well as some calculation errors. We finalized our review and recorded $4.5 million of additional compensation expense in the third quarter of fiscal 2006 related to historical stock option accounting, only a portion of which related to the dating of options. We did not and were not required to restate our historical financial statements in order to record this expense. In addition, our review did not find any evidence of intent to erroneously record or report compensation expense.

Our internal review was not in response to any outside inquiries. We have not been advised that our stock option granting practices are under investigation by the Securities and Exchange Commission or any federal or state law enforcement agency.

In 2006, we took the opportunity to reaffirm our stock option granting practices and controls, which are described in the Compensation Discussion and Analysis on page 29 of this Proxy Statement.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2006, which ended on February 3, 2007.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Robert J. Fisher	0	$0	5,494	$99,991
Byron H. Pollitt, Jr.	0	0	0	0
Marka V. Hansen	58,500	572,957	0	0
Dawn Robertson	0	0	0	0
Eva M. Sage-Gavin	12,500	154,330	0	0
Former Executive Officers
Paul S. Pressler	3,500,000	29,530,510	0	0
Cynthia Harriss	0	0	0	0
Jenny J. Ming	1,234,250	8,004,172	0	0

Footnotes

(d-e)     These shares have not been issued to Mr. Fisher. They represent the stock units earned by Mr. Fisher as a non-employee director, which are subject to a three-year deferral period. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to Mr. Fisher unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of Mr. Fisher as a non-employee director.

Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation activity for the named executive officers in fiscal 2006, which ended on February 3, 2007:

Name (a)	Executive Contribution in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Robert J. Fisher	$101,750	$0	$2,314	$0	$104,004
Byron H. Pollitt, Jr.	21,663	17,931	1,441	0	40,960
Marka V. Hansen	75,289	19,469	119,098	0	2,288,444
Dawn Robertson	10,385	0	122	0	10,491
Eva M. Sage-Gavin	61,019	10,854	37,370	0	718,246
Former Executive Officers
Paul S. Pressler	62,308	48,892	269,149	4,399,571	687,006
Cynthia Harriss	39,942	24,219	4,031	0	68,118
Jenny J. Ming	180,770	0	111,275	2,191,370	412,633

Footnotes

(b)	These amounts are included in the “Salary” column or, in the case of Mr. Fisher, in the “All Other Compensation” column of the Summary Compensation table.

(c)	Footnote (i)(4) to the Summary Compensation Table shows matching contributions under the Company’s Supplemental Deferred Compensation Plan (“SDCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($220,000 for calendar year 2006), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(d)	Includes the amounts reported in column (h) to the Summary Compensation Table regarding the above-market rate earnings on our nonqualified deferred compensation plans, determined pursuant to SEC rules. In fiscal 2007, no above-market or preferential interest rate options will be available on deferred compensation.

(f)	The remaining aggregate amounts due to our former executive officers will be paid six months following their respective terminations of service to the Company pursuant to the “key employee” requirements of Section 409A of the Internal Revenue Code, adjusted for any change in value between the termination date and the payment date.

Potential Payments Upon Termination

Marka V. Hansen, Byron H. Pollitt, Jr., and Eva M. Sage-Gavin

In February 2007, following the end of fiscal 2006, the Company’s Compensation and Management Development Committee approved severance benefits for Ms. Hansen, Mr. Pollitt and Ms Sage-Gavin in the case of an involuntary termination other than for cause prior to February 13, 2009. The benefits generally include:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her duty to protect confidential information and an agreement not to solicit Company employees. Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Health benefits during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

iv.	The vesting of stock options and stock awards that otherwise would not have vested as of the executive’s termination date, pursuant to the following schedule: (a) if the executive is terminated during the period from February 13, 2007 to August 12, 2007, the stock options and stock awards that would have vested from the date of termination up to and including February 12, 2009; and (b) if the executive is terminated during the period from August 13, 2007 up to and including February 12, 2009, the stock options and stock awards that would have vested from the date of termination up to and including the date 18 months from the termination date. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

Securities and Exchange Commission regulations require that we estimate the value of severance benefits assuming that the triggering event (in this case, a termination without cause) occurred on February 3, 2007, the last day of our 2006 fiscal year. The arrangements described above were entered into following the end of our 2006 fiscal year and, accordingly, no severance benefits would have been paid to these executives under these arrangements had a termination occurred on February 3, 2007.

Dawn Robertson

In October 2006, we entered into an agreement with Ms. Robertson regarding her employment with the Company. The agreement provides that, in the event Ms. Robertson’s employment is involuntarily terminated from the Company for reasons other than for cause prior to the second anniversary of her employment, the Company will pay her then current salary to her for six months (the “severance period”). Severance payments will cease if Ms. Robertson accepts new employment or establishes any other professional relationship (e.g. a consulting relationship) for which she is compensated during the severance period or if she breaches her duty to protect confidential information or her agreement not to solicit Company employees. If Ms. Robertson had been terminated on February 3, 2007, the last day of our 2006 fiscal year, she would have been entitled to receive up to $450,000 (six months of her then current salary).

Paul S. Pressler

Mr. Pressler ceased to be our President and Chief Executive Officer on January 22, 2007. Pursuant to his 2002 employment agreement with the Company, he will remain a non-executive employee for a period of 24 months (the “Continuation Period”) and receive the following payments and benefits (“Continuation Pay and Benefits”):

i.	Base compensation in effect on the date of his termination as an executive officer ($1,500,000 annually).

ii.	Any bonus paid under the Executive MICAP he would otherwise have received during the Continuation Period, up to a maximum payment equal to 100% of his base compensation on the date of his termination as an executive officer ($1,500,000), payable, if and when paid to other executives.

iii.	Health insurance coverage as provided to other senior executives by the Company, which we have estimated has a value of $19,600.

Payments and benefits described above are subject to the following conditions:

i.	Mr. Pressler executed a release of all claims arising out of his employment and the termination of employment.

ii.	In the event Mr. Pressler accepts employment with a competitor of the Company (defined for this purpose as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually) during the otherwise anticipated Continuation Period, he will cease to be an employee and will forfeit all unaccrued pay and benefits. If Mr. Pressler accepts any other employment with a for-profit enterprise which is not a competitor of the Company (“New Employment”) during the otherwise anticipated Continuation Period: (1) Mr. Pressler will immediately cease to be an employee of the Company as of the date of such acceptance (“New Employment Date”); (2) Mr. Pressler will continue to receive payments during the otherwise anticipated Continuation Period equal to his base compensation, provided that the Company’s obligations to make such payments to Mr. Pressler will be reduced by the amount of any cash compensation he receives for other services during the otherwise anticipated Continuation Period; (3) Mr. Pressler will cease to receive all other payments and benefits, including any bonus to be paid under the Executive MICAP and health insurance coverage, and any other options not vested as of the New Employment Date; and (4) Mr. Pressler agrees to notify the Company’s General Counsel in writing of his New Employment and all related financial terms on or before the New Employment Date.

iii.	In the event Mr. Pressler accepts any other compensation during the Continuation Period for other services (e.g. services provided to a charitable organization or as a Director, consultant or otherwise), Mr. Pressler will continue to receive the Continuation Pay and Benefits as a non-executive employee, provided that the Company’s obligations to make such payments will be reduced by the amount of any cash compensation Mr. Pressler receives for such other services, and Mr. Pressler will promptly notify the Company’s General Counsel in writing of the financial terms.

In addition, pursuant to Mr. Pressler’s 2002 employment agreement with the Company, the vesting of the remaining portion of the options granted to him in 2002 that were scheduled to vest during the Continuation Period were accelerated to the date of his termination as an executive officer. All stock options with vesting dates two years beyond that date were cancelled. The estimated value of Mr. Pressler’s accelerated options was $9,378,750 on the date of his termination, based on the difference between the exercise price of those options and the closing price of our stock on that date.

Jenny J. Ming

In July 2006, we entered into an agreement with Ms. Ming regarding her separation from the Company. The agreement provides that Ms. Ming will receive a lump sum gross amount of $500,000 on or after April 16, 2007 and bi-weekly payments of $38,461.54 from April 16, 2007 until April 15, 2008. Any and all payments to Ms. Ming are conditioned on the following:

i.	Adherence to all terms and conditions of the agreement. Any breach or violation of any term will result in the cessation or forfeiture of all such payments, compensation and benefits under the agreement.

ii.

In the event Ms. Ming engages in any work (broadly defined in the agreement) from October 15, 2006 to April 15, 2007 with, for, or as a competitor (defined for this purpose as any potential, new or existing business engaged in the apparel or accessories industries), Ms. Ming will be paid a prorated amount of the $500,000 lump sum amount noted above for the portion of time between October 15, 2006 and April 15, 2007 in which she is not engaged in work for a competitor, and all further payments will cease and be forfeited, including compensation and benefits under the agreement.

iii.	In the event Ms. Ming engages in any work from April 16, 2007 to October 15, 2007: (1) with, for or as a competitor with annual sales in excess of $100 million; or (2) with, for, or as part of any new venture or start-up engaged in the apparel or accessories industry with any direct or indirect third-party financing or funding, all further payments will cease and be forfeited, including compensation and benefits under the agreement.

iv.	In the event Ms. Ming engages in any work from October 16, 2007 to April 15, 2008 with, for, or as a competitor with annual sales in excess of $100 million, all further payments will cease and be forfeited, including compensation and benefits under the agreement.

v.	In the event Ms. Ming engages in any work during the 18-month period beginning October 15, 2006 and ending April 15, 2008, payments under the agreement will be offset by any such income from such Work, except that there will be no offset for compensation derived from participation on any Board of Directors for a company or organization that is not a competitor (“non-competitor board work”).

vi.	Ms. Ming’s agreement to notify us within five days of her engagement in any work between October 15, 2006 through April 15, 2008, with the exception of non-competitor board work.

On or after April 16, 2007, Ms. Ming will also receive a lump sum equivalent of the amount of the Company’s contribution to the cost of healthcare premiums and financial planning assistance for 18 months, which we have estimated has a value of $30,800. In addition, Ms. Ming will be reimbursed for up to $15,000 total for the amount she might spend on outplacement, legal or financial advice related to the agreement.

Equity Plan Compensation Information

The following table provides information as of February 3, 2007 about our common stock (“Shares”), which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2006 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary

	Column (A)		Column (B)	Column (C)
Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	35,851,095	(2)	$20.01	91,907,216	(3)

Equity Compensation Plans Not Approved by Security Holders (4)	21,314,711	(5)	21.97	877,220	(6)
Total	57,165,806		20.74	92,784,436
Footnotes on the following page

Footnotes

(1)   These plans consist of our 2006 Long-Term Incentive Plan (the “2006 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)   This number excludes 404,835 Shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2006 and ended on February 28, 2007, after the end of our 2006 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under our annual incentive bonus plan program because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant.

(3)   This number includes 5,288,816 Shares that were available for future issuance under the ESPP at the end of our 2006 fiscal year, including the 404,835 Shares described in footnote 2, above.

(4)   These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

(5)   Rights to purchase Shares for the current purchase period under the UK Plan began accruing on November 3, 2006; however, the number of Shares to be issued and the purchase price will not be known until after April 30, 2007 (the next purchase date). This number includes the 79,980 stock options that remain outstanding under the Nonemployee Director Deferred Compensation Plan that was terminated in September 2005.

(6)   This number does not include the number of remaining shares available for issuance under the Nonemployee Director Deferred Compensation Plan that was terminated in September 2005.

Our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

■	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage Share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan. Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 21,234,731 awards remained outstanding under the 2002 Plan as of February 3, 2007.

■	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was most recently amended and restated effective as of December 9, 2003. The Director Plan was intended to increase incentives and to encourage Share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005.

■	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire Shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase Shares at a price equal to the lower of the market value of a Share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a Share on the New York Stock Exchange. We also provide each participant a match of one Share for every seven Shares purchased under the UK Plan. Participants generally must hold any matching Shares received under the UK Plan for at least three years. Participants pay for their Share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 Shares previously have been reserved for issuance under the UK Plan, of which 877,220 remain available as of February 3, 2007 for future issuance. (£ is the currency symbol for the United Kingdom pound)

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under Securities and Exchange Commission rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

We generally use a competitive bidding process for construction of new stores, expansions, relocations, and major remodels (major store projects). In addition, we utilize a construction industry standard stipulated sum, non-exclusive agreement with our general contractors. Fisher Development, Inc. (“FDI”), a company that is wholly owned by the brother of Donald G. Fisher and the brother’s immediate family, is one of our qualified general contractors. The stipulated sum agreement sets forth the terms under which our general contractors, including FDI, may act in connection with our construction activities. We paid approximately $2 million to FDI in fiscal 2006 for major store projects and other projects. On February 3, 2007, there were no amounts due to FDI. The Audit and Finance Committee of the Board of Directors reviews this relationship periodically.

In October 2001, the Audit and Finance Committee reviewed and approved the terms of agreements to lease to Doris F. Fisher and Donald G. Fisher a total of approximately 26,000 square feet of space in our One Harrison and Two Folsom corporate San Francisco locations to display portions of their personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot, per year, over a 15-year term. Rental income from this leased space for fiscal 2006 was approximately $900,000. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide our employees and us significant benefits, including use of the space on a regular basis for corporate functions at no charge. In addition, Mr. and Mrs. Fisher encourage employees to visit the galleries at no charge.

By Order of the Board of Directors,

Lauri M. Shanahan

Corporate Secretary

This Proxy Statement is printed on recycled paper. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

PROXY

Annual Meeting of Shareholders – June 5, 2007

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert J. Fisher, Byron H. Pollitt, Jr. and Lauri M. Shanahan, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 5, 2007 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT – This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, June 5, 2007 Two Folsom Street, San Francisco, California
10:00 a.m. Local Time

Admission Ticket
This is your admission ticket to the 2007 Annual Meeting of Shareholders of The Gap, Inc.
Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named above. Attendance will be limited to shareholders only.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 4, 2007.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gps/ — QUICK ««« EASY ««« IMMEDIATE

•    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 4, 2007.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Gap, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1. Election of directors:	01 Howard P. Behar 02 Adrian D. P. Bellamy 03 Domenico De Sole 04 Donald G. Fisher	05 Doris F. Fisher 06 Robert J. Fisher 07 Penelope L. Hughes 08 Bob L. Martin	09 Jorge P. Montoya 10 James M. Schneider 11 Mayo A. Shattuck III 12 Kneeland C. Youngblood	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of Deloitte & Touche LLP as the registered public accounting firm for the fiscal year ending February 2, 2008.	☐ For	☐ Against	☐ Abstain
3. Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below:

Date:                                                          , 2007

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.